SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 17, 2005

Date of Report (Date of earliest event reported)

SumTotal Systems, Inc.

(Exact name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-50640	42-1607228
(Commission File No.)	(IRS Employer Identification Number)

1808 North Shoreline Boulevard

Mountain View, California 94043

(Address of Principal Executive Offices)

(650) 934-9500

(Registrant’s Telephone Number, Including Area Code)

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On May 17, 2005, the Board of Directors of SumTotal Systems, Inc., a Delaware Corporation (the “Board”), amended the approved cash compensation for its non-employee directors. The Board had previously approved both cash and equity compensation for non-employee directors on February 16, 2005. The amendment impacts only cash compensation; equity compensation remains as previously approved.

CASH COMPENSATION

	SumTotal 2005 Recommendations				Meetings			Target Pay
	Retainer	BOD Mtg Fees	Cmte Mtg Fees	Phone Mtg Fees	# of Board Mtgs*	# of Cmte Mtgs*	# of Phone Mtgs*	Retainer	Board Mtgs	Cmte Mtgs	Phone Mtgs	Total
Chairman of Board	$7,500	$3,000	$500	$500	5	0	4	$7,500	$15,000	$0	$2,000	$24,500
Board Members	$0	$3,000	$500	$500	5	0	4	$0	$15,000	$0	$2,000	$17,000

NUMBERS BELOW ARE ADDITIVE TO THE COMPENSATION ABOVE

Audit Comm Chair	$5,000	$0	$1,000	$500	0	8	4	$5,000	$0	$8,000	$2,000	$15,000
Comp Comm Chair	$3,000	$0	$1,000	$500	0	4	4	$3,000	$0	$4,000	$2,000	$9,000
Gov Comm Chair	$2,000	$0	$1,000	$500	0	2	0	$2,000	$0	$2,000	$0	$4,000
Audit Comm Mmbr	$0	$0	$500	$500	0	8	4	$0	$0	$4,000	$2,000	$6,000
Comp Comm Mbr	$0	$0	$500	$500	0	4	4	$0	$0	$2,000	$2,000	$4,000
Gov Comm Mbr	$0	$0	$500	$500	0	2	0	$0	$0	$1,000	$0	$1,000

*	Number of Board, Committee and Phone Meetings is an estimate. Actual compensation will vary based on actual number of meetings.

EQUITY COMPENSATION

	# of Annual Stock Options	Date of Grant	Vesting of Stock Options
Board Members (including Chair)	10,000 shares each	Annual Meeting of Shareholders	1 year/mo vesting; full acceleration upon Change of Control as defined in February 16, 2005 Board Resolution on Board Cash and Stock Compensation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 19, 2005

SumTotal Systems, Inc

By:	/s/ Erika Rottenberg
Name:	Erika Rottenberg
Title:	Senior Vice President, General Counsel
and Secretary